Exhibit 10.18

FIRST AMENDMENT OF THE
CNO DEFERRED COMPENSATION PLAN

THIS FIRST AMENDMENT OF THE CNO DEFERRED COMPENSATION PLAN (effective as of January 1, 2017) (the “Plan”) is made by CNO Services, LLC. (the “Company”), pursuant to action of the Company’s Manager (the “Manager”), effective January 1, 2017 (the “Effective Date”).

WHEREAS, the Company maintains the Plan; and

WHEREAS, Section 12.2 of the Plan authorizes the Company to amend the Plan; and

WHEREAS, Bankers Life and Casualty Company (“Bankers Life”), an affiliate of the Company, maintains the Bankers Life and Casualty Company Deferred Compensation Plan for Field Managers, as amended effective as of March 1, 1989 (the “Bankers Life Plan”); and

WHEREAS, all amounts in the Bankers Life Plan were earned and vested before January 1, 2005; and

WHEREAS, the Bankers Life Plan has not been “materially modified” as contemplated by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Bankers Life Plan is exempt from the requirements of Code Section 409A; and

WHEREAS, the Manager has determined, in its best business judgment, that the Plan should be amended to merge the Bankers Life Plan into the Plan, without any material modification to the Bankers Life Plan; and

WHEREAS, the Manager has approved this First Amendment of the Plan;

NOW, THEREFORE, pursuant to the power reserved to the Company under Section 12.2 of the Plan, the Plan is hereby amended, effective as of the Effective Date, by adding Article 18 as follows:

“ARTICLE 18
Bankers Life and Casualty Company Deferred Compensation Plan for Field Managers

18.1Grandfathered Plan. The Bankers Life Plan (as defined in Section 18.2(c)), is a nonqualified cash balance plan established to provide funds for retirement for a select group of management or highly compensated employees (and their beneficiaries) of Bankers Life and Casualty Company and Certified Life Insurance Company. The Bankers Life Plan was adopted March 1, 1988 and amended March 1, 1989. All amounts in the Bankers Life Plan were earned and vested before January 1, 2005. The Bankers Life Plan has not been materially modified and is therefore “grandfathered” and exempt from the requirements of Code Section 409A and the regulations issued thereunder. The Bankers Life Plan is merged into the Plan and incorporates the definitions and terms of the Plan, except as provided in this Article 18.

18.2Definitions. For the purposes of Article 18, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise. Capitalized terms not defined in this Article 18 have the same meanings set forth in Article 1.

(a)‘Awards’ means amounts allocated by an BLC Employer from its current or accumulated profits to a Participant’s Deferred Benefit Account.

(b)‘Bankers Life’ means Bankers Life and Casualty Company, an Illinois corporation.

(c)‘Bankers Life Plan’ means the Bankers Life and Casualty Company Deferred Compensation Plan for Field Managers, as amended effective as of March 1, 1989, and as contained in this Article 18.

(d)‘Beneficiary’ means the person, persons or entity designated as provided in Section 18.7 to receive any benefits payable under the Bankers Life Plan.

(e)‘BLC Employer’ means Bankers Life, Certified Life Insurance Company or any successor to the business of either of them, or any parent or subsidiary corporation or affiliated joint venture designated by Bankers Life.

(f)‘Deferral Benefit’ means the benefit payable with respect to a Participant on his retirement, death, or termination of employment as provided in Section 18.6.

(g)‘Deferred Benefit Account’ means the account maintained for each Participant pursuant to Section 18.5. A separate Deferred Benefit Account shall be maintained for each Participant. A Participant’s Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind.

(h)‘Determination Date(s)’ means the date(s) during the Plan Year on which the value of a Participant’s Deferred Benefit Accounts is determined as provided in Section 18.5. The Committee shall choose the Determination Dates, but such dates shall occur no less frequently than annually.

(i)‘BLC Disability’ means a Participant’s physical or mental condition (or the Participant suffering the same) resulting from a bodily injury or disease or mental disorder which renders the Participant incapable of continuing the further performance of the Participant’s normal employment duties with his BLC Employer and the Participant is or would be determined to be disabled for purposes of receiving benefits under a long-term disability plan maintained by his BLC Employer, taking into account any duration-of-disability requirements under such plan for the purpose of making any such determination of BLC Disability.

(j)‘Early Retirement Date’ means the date on which the Participant actually terminates employment with the BLC Employers and their affiliates following such Participant’s attainment of age 55, but prior to his Normal Retirement Date.

(k)‘Interest Yield’ means, with respect to any calendar month in a Plan Year, the rate of return provided by the Prudential Guaranteed Income Fund, or such other investment listed on the fund fact sheets preapproved and provided by the Committee.

(l)‘Normal Retirement Age’ means the time at which a Participant attains age 65.

(m)‘Normal Retirement Date’ means the date on which the Participant actually terminates employment with the BLC Employers following the Participant’s attainment of Normal Retirement Age.

(n)‘Participant’ means any individual who is eligible to participate in this Bankers Life Plan and who elects to participate by filing a Participation Agreement as provided in Section 18.4.

(o)‘Plan Year’ shall mean January 1 through December 31.

18.3Administration. The Bankers Life Plan shall be administered by the Committee in accordance with the provisions of Article 13.

18.4Participation.

(a)Eligibility. Participation in the Bankers Life Plan shall be limited to Branch Sales Managers and Field Vice Presidents of the BLC Employers who elect to participate in the Bankers Life Plan by filing a Participation Agreement with the Committee which is thereafter accepted by the Committee.

(b)Date of Participation. Except as otherwise specifically provided by the Committee, a Participation Agreement must be filed on or prior to March 1 of the Plan Year in which the Participant’s Participation under the Bankers Life Plan will commence.

18.5Deferred Benefit Accounts.

(a)Determination of Accounts. Each Participant’s Deferred Benefit Account as of each Determination Date shall consist of the balance of the Participant’s Deferred Benefit Account as of the immediately preceding Determination Date, plus any Awards allocated to his account by his BLC Employer since the immediately preceding Determination Date. In addition, as of each Determination Date, the Participant’s Deferred Benefit Account shall be increased by interest accrued and credited since the preceding Determination Date at a rate equal to the Interest Yield. The Deferred Benefit Account of each Participant shall be reduced by the amount of all distributions, if any, made from such Deferred Benefit Account since the preceding Determination Date. The Committee may allocate accrued interest to the account balances occurring in the periods between Determination Dates in any non-discriminatory and uniformly applied manner it may choose.

(b)Statement of Account. Participants can access their Deferred Benefit Account statement at any time online at the Plan’s recordkeeper’s website.

18.6Benefits.

(a)Retirement Benefit. Subject to subsection 18.6(b)(1), 18.6(c) and 18.6(f), upon a Participant’s reaching the Early Retirement Date or the Normal Retirement Date, he shall be entitled to a Deferral Benefit equal to the amount of his Deferred Benefit Account determined under subsection 18.5(a).

(b)Termination of Employment.

(1) Upon any voluntary termination of service with the BLC Employers by a Participant before the age of 55 for reasons other than the death or BLC Disability, or upon any involuntary termination of service by a Participant for reasons other than gross misconduct (as determined by the Committee in its sole discretion) or criminal conduct, his BLC Employer shall pay to the Participant, as compensation earned for services rendered prior to his termination of service, a Deferral Benefit equal to the vested amount of the Participant’s Deferred Benefit Account, determined under subsection 18.5(a). A Participant shall vest in the Awards and Interest Yield thereon allocated to his Deferred Benefit Account by his BLC Employer as follows:

Years of Vesting Service as of the Determination Date	Vested Percentage

1 but less than 2	20%

2 but less than 3	40%

3 but less than 4	60%

4 but less than 5	80%

5 or more	100%

e Participant shall have no further interest in the Participant’s Deferred Benefit The Participant shall have no further interest in the Participant’s Deferred Benefit Account upon such payment and termination of service. The Deferred Benefit Account of a Participant whose employment has so terminated shall be paid in a single sum to the terminated Participant within 30 days following termination of employment unless the Participant has requested another time and period of distribution which has been approved by the Committee.

(2) Years of vesting service means aggregate period of full-time employment with I.C.H. Corporation or one of its affiliates. Years of vesting service shall not include employment with a company before it became an affiliate of I.C.H. Corporation, or employment as a field management trainee during which a portion of an employee’s compensation from his company is reported on IRS Form 1099.

(3) If a Participant’s service terminates due to gross misconduct (as determined by the Committee in its sole discretion) or criminal conduct, the Participant’s Deferred Benefit Account shall be forfeited and the Participant shall have no further interest in such Account.

(c)Death. Subject to subsection 18.6(e), upon the death of a Participant prior to receipt of all amounts payable to him hereunder, the Beneficiary of the deceased Participant shall be paid the amount of the Participant’s Deferred Benefit Account determined under subsection 18.5(a).

(d)BLC Disability.

(1) The first Determination Date coincidental with or immediately next following a Disabled Participant’s 55th birthday shall be deemed to be the Early Retirement Date for such Participant for purposes of subsection 18.6(a). In the event that a Participant is not Disabled on his 55th birthday, but subsequently incurs a BLC Disability, the first Determination Date coincidental with or immediately next following the date upon which he becomes Disabled shall be deemed to be the Early Retirement Date for such Participant for purposes of subsection 18.6(a).

(2) The BLC Employer may pay a Participant prior to his Early Retirement Date such part or all of his Deferred Benefit Account determined under subsection 18.5(a) as is determined necessary, in the sole discretion of the Committee, to alleviate hardship caused by an unforeseeable emergency or necessity affecting the personal or family affairs of the Participant. Such emergency or necessity payment of funds shall be made only at the written request of the Participant, upon substantial evidence submitted by the Participant, and with the express consent and approval of the Committee. For the purposes of this Bankers Life Plan, ‘emergency or necessity’ is defined to be circumstance of sufficient severity that the Participant is confronted by present or impending financial catastrophe or the Participant’s family is clearly endangered by present or impending want or privation.

(e)Form of Benefit Payment.

(1) Upon the happening of an event described in subsection 18.6(a) or 18.6(c), the BLC Employer shall pay to the Participant, or Beneficiary in the case of subsection 18.6(c), the amount specified herein in one of the following forms as elected by the Participant in the Participation Agreement filed by the Participant:

(i) A single sum payment equal to the Deferred Benefit Account balance at a time designated in the Participation Agreement but within 15 years of the Participant’s retirement; or

(ii) A monthly payment of an amount which shall amortize the Deferred Benefit Account balance in monthly payments of principal and interest over a period of 60, 120 or 180 months.

For purposes of determining the amount of the monthly payment, the rate of interest shall be the Interest Yield. Additionally, the initial annual installment amount will be the Deferred Benefit Account balance otherwise payable in a single sum multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of installment payments. Subsequent annual installments will also be a fraction of the unpaid Deferred Benefit Account balance, the numerator of which is always one but the denominator of which is the denominator used in calculating the previous installment minus one. For example, if 60 monthly installment payments are elected, the initial installment will be one-sixtieth of the vested single sum Deferred Benefit Account balance, the second installment will be one-fifty-ninth of the remaining vested Deferred Benefit Account balance and the third installment will be one-fifty-eighty of the remaining vested Deferred Benefit Account balance, and so on.

(2)    In the absence of a Participant’s election under subsection 18.6(e)(1), benefits shall be paid in the form specified in subsection 18.6(e)(1)(ii) over a 180-month period.

(3)    Notwithstanding the election described in subsection 18.6(e)(1), if a Participant’s Deferred Benefit Account balance is less than or equal to the applicable dollar amount provided under Code Section 402(g), then the Participant’s Deferred Benefit Account balance shall be paid to the Participant, or Beneficiary if the Participant terminates employment under subsection 18.6(c), according to subsection 18.6(e)(1).

(f)Withholding; Payroll Taxes. To the extent required by the law in effect at the time payments are made, the BLC Employer shall withhold from payments made hereunder any taxes required to be withheld from a Participant’s wages for the U.S. Federal or any state or local government.

(g)Commencement of Payments. Unless otherwise provided, commencement of payments under this Bankers Life Plan shall begin within 60 days following receipt of notice to the Committee of an event which entitles a Participant (or a Beneficiary) to payments under the Bankers Life Plan, or at such earlier date as may be determined by the Committee. All payments shall be made on a monthly basis except for lump sum payments.

18.7Beneficiary Designation.

(a)Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons or entity as his Beneficiary or Beneficiaries (both principal as well as contingent) to whom payment under the Bankers Life Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due him under the Bankers Life Plan. Any such designation shall be made in a written instrument filed with the Committee and shall become effective only when received, accepted and acknowledged in writing by the Committee. The Beneficiary of a married Participant shall be his spouse, unless (1) the Participant designates a different beneficiary and (2) either (i) his spouse consents to such designation in a writing that acknowledges its effect and is witnessed by a Bankers Life Plan representative or notary public, or (ii) his spouse cannot be located.
(b)Amendments; Marital Status. Subject to subsection 18.7(a), any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Committee. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. Any finalized divorce of a Participant shall revoke the designation of the Participant’s spouse as Beneficiary.

(c)No Participant Designation. If a Participant fails to designate as provided above, or if his Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be the person or persons surviving him in the first of the following classes in which there is a survivor, share and share alike:

(1) The surviving spouse;

(2) The Participant’s children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living; or

(3) The Participant’s personal representative as such (executor or administrator).

(d)Effect of Payment. The payment to the deemed Beneficiary shall completely discharge the BLC Employer’s obligations under the Bankers Life Plan. A good faith determination by the BLC Employer of the deemed Beneficiary under subsection 18.7(c) shall be a complete defense against any and all claims for benefits hereunder made by any person claiming any rights in the Deferred Benefit Account of the deceased Participant.

18.8Amendment and Termination of Bankers Life Plan.

(a)Amendment. The Company or Bankers Life may at any time amend the Bankers Life Plan in whole or in part; provided, however, that no amendment shall be effective to decrease or restrict the balance in any Deferred Benefit Account at the time of such amendment, except as required by law.

(b)Premature Bankers Life Plan Terminations and Premature Distributions. Notwithstanding anything else to the contrary contained in this Article 18, the Committee shall have the right (but shall not be obligated) to require premature Bankers Life Plan termination and premature Bankers Life Plan distributions to Participants (and Beneficiaries of deceased Participants) with respect to a BLC Employer, as outlined in subsection 18.8(c), upon the occurrence of either of the following conditions or events:

(1)    If any rating of the BLC Employer, as rated by Best’s Insurance Reports, is downgraded to a rating lower than that rating as of the date of the Bankers Life Plan; or

(2)    If, in the Committee’s sole judgment and discretion, a change in circumstances has occurred (including but not limited to a change in taxation laws or regulations, securities laws or regulations, employee benefit laws or regulations or accounting requirements) which causes the Bankers Life Plan to be undesirable to either a significant portion of the Participants or to the BLC Employer.

(c)Method of Premature Bankers Life Plan Termination and Premature Distributions and Related BLC Employer Restriction.

(1)    If the Committee exercises its rights under subsection 18.8(b) to require premature Bankers Life Plan termination and premature Bankers Life Plan distributions with respect to a BLC Employer, the Committee shall, after any consultation with its legal and/or financial advisors which it deems necessary or appropriate, establish an appropriate interest yield with a goal of maximizing the Participant’s premature distributions without jeopardizing the BLC Employer’s solvency or ability to actually fund such distributions.

(2)    Notwithstanding anything to the contrary contained in subsection 18.5(a), if the Committee exercises its rights under subsection 18.8(b), the amount of a Participant’s premature distribution shall be equal to the sum of all deferrals made on behalf of such Participant, allocated to the Participant’s Deferred Benefit Account by his BLC Employer, together with interest thereon at a rate which, when compounded monthly, results in the yield determined in accordance with subsection 18.8(c)(1). Such rate of interest shall be compounded monthly as of each Determination Date, through and including the Determination Date next following the date of distribution.

(3)    Premature cash distributions shall be made by the BLC Employer within 30 days after the exercise of the Committee’s rights under subsection 18.8(b). The distributions shall be in lump-sum settlement of the BLC Employer’s obligations under the Bankers Life Plan, and the Bankers Life Plan and Participation Agreements shall be terminated as to the BLC Employer.

(4)    Upon the exercise of the Committee’s rights under subsection 18.8(b), and until such premature distribution is completed, the BLC Employer agrees that it will not: electively prepay or take any other elective action which would cause it to be required to involuntarily prepay any debt obligation; allow any credit facility to prematurely lapse or expire; increase its cash dividend rates; use cash or any other assets to acquire its own capital stock; advance or otherwise disburse its funds to or sell assets to or for the direct benefit of any shareholder outside the normal course of business; merge or consolidate with or into any other corporation or sell substantially all of its business or assets to any other person or entity, or agree to do any of the same; acquire any additional businesses or operations not in the ordinary course of business, or use or commit any funds or assets or issue any debt or other securities to accomplish or facilitate the same, or agree to do any of the same; or take any other action to the effect of which would be to withdraw funds from the BLC Employer that would otherwise be available for the payment of premature Bankers Life Plan distributions to Participants. The Committee may, in its sole judgment and discretion, waive BLC Employer’s compliance with these restrictions if the taking of such otherwise restricted actions are deemed necessary to prevent or cure events of default under debt obligations, prevent acts of bankruptcy, or otherwise increase the likelihood that the BLC Employer will be able to fully fund premature Bankers Life Plan distributions, such waivers not to be unreasonably withheld; provided, however, that the Committee will not be required to approve any waiver, the effect of which would be to lessen the Participants’ rights as general creditors of the BLC Employer or which would subordinate such rights to the rights of any other party or otherwise impair the rights of the Participants or their ability to effectively enforce the same.

18.9Miscellaneous.

(a)Incorporation of Plan Provisions. The provisions of Sections 17.2, 17.4, 17.5, 17.6, 17.7, 17.8, 17.10, 17.11, 17.13, and 17.14 are incorporated into this Bankers Life Plan under Article 18. Except as provided in Section 18.2 with respect to definitions, this subsection 18.9(a), Section 18.10, and otherwise by the terms of Article 18, no other provision of the Plan shall apply to the Bankers Life Plan.

(b)Governing Law. The provisions of the Bankers Life Plan shall be construed and interpreted according to the laws of the United States, and to the extent permitted thereby by the laws of the State of Illinois.

18.10Claims Procedure. The Claims Procedures provided in Article 15 shall apply to the Bankers Life Plan under Article 18; provided, however, “30 days” will be substituted for “60 days” in Section 15.1.”

The Plan shall remain the same in all other particulars.

IN WITNESS WHEREOF, the Company has caused this First Amendment of the Plan to be executed on its behalf this 17th day of August, 2017, by the undersigned duly authorized officer, effective as of the Effective Date.

CNO SERVICES, LLC

By:	/s/ Erik M. Helding

Its:	Executive Vice President, Chief Financial Officer

[Adoption Page to First Amendment of CNO Deferred Compensation Plan]